Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REVISES PERFORMANCE EXPECTATIONS

Richmond, Virginia, February 28, 2006 - Massey Energy Company (NYSE:MEE) today reported that its first quarter operating performance has thus far been below the Company’s expectations, due primarily to the Aracoma fire, weak longwall performance and a shortfall in production from other underground mines, which continue to suffer from lack of experienced, available labor. Productivity has further been disrupted by efforts to complete the Aracoma fire investigation and reopen the mine, which the Company is hopeful will occur in the second quarter.

“We expect a return to more normalized productivity and costs as the year progresses,” said Don L. Blankenship, Massey Chairman and CEO. “However, these issues will have a significant and negative impact on our first quarter results.” In addition, the Company reported that the average sales price per ton, although significantly higher than for the fourth quarter of 2005, will be lower in the first quarter than in the remainder of 2006. In the first quarter, the Company currently projects shipments of approximately 10 million tons, cash costs approximately 5% - 10% above the previously projected range of guidance for the full year and an average price per ton of $47.00 to $48.00.

The Company expects growth in shipments during 2006 from new and expanded surface mines. Due to lower estimates of underground production, the Company is now projecting shipments of 44 to 47 million tons for 2006. The Company increased full year projections of average cash costs per ton to between $37.00 to $40.00 and confirmed the average sales price per ton of $50.00. Other income is now projected to be between $50 and $60 million for full year 2006. The Company noted that fundamentals in the world coal markets, and in the Central Appalachia coal marketplace in particular, continue to support strong pricing.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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OTHER INCOME: Other income is defined as Purchase coal revenue plus Other revenue less Cost of purchase coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey’s projected performance because it represents the summation of other generally accepted accounting principles measures. Other income does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.